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                                                           Exhibit 21


                    INTERSTATE/JOHNSON LANE, INC.
                        List of Subsidiaries
                         September 30, 1994



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                                                                       Percentage of
                                               State in              voting securities
Name                                      which Incorporated              owned

Interstate/Johnson Lane Corporation           North Carolina                100%
ISC Realty Corporation                        North Carolina                100
Sovereign Capital Management, Inc.*           North Carolina                 51
ISC Futures Corporation                       North Carolina                100
The Johnson, Lane, Space, Smith Corporation   Georgia                       100
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*d/b/a Sovereign Advisers, Inc.